                                                                               .
                                                                               .
                                                                               .

                                                                   Exhibit 99.1

NEWS RELEASE

                                                                 [HARTFORD LOGO]

Date:            May 4, 2004
For Release:     Upon Receipt
Contact(s):      Media                                Investors
                 -----                                ---------
                 Cynthia Michener                     Hans Miller
                 860/547-5624                         860/547-2751
                 cynthia.michener@thehartford.com     hmiller@thehartford.com

                 Joshua King                          Mike Lesperance
                 860/547-2293                         860/547-6781
                 joshua.king@thehartford.com          michael.lesperance@thehartford.com

Earnings from the first quarter of 2004 are released
----------------------------------------------------

The Hartford reports net income of $568 million, or $1.93 per diluted share

Records set in property-casualty and life operations; a 25 percent increase in net income from the fourth quarter of 2003

HARTFORD, Conn. - The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation's largest financial services and insurance companies, today reported first quarter of 2004 net income per diluted share of $1.93, up from the loss of $5.46 per diluted share in the first quarter of 2003. Net income increased to $568 million in the current period from a loss in the first quarter of 2003 of $1.4 billion. Net realized capital gains, which are included in net income, totaled $95 million (after-tax) in the current quarter versus net realized capital losses of $29 million (after-tax) in the same period last year.

"I am very pleased by the results we are posting today. Net income is approaching two dollars per diluted share, totaling $568 million in all. Our advances in operating income for our property-casualty and life operations, both year-over-year and sequentially, bode well for the coming year, in which we work toward continued profitable growth," said The Hartford's Chairman and CEO Ramani Ayer.

                                    - more -

The Hartford -- First Quarter 2004 Earnings/2


"Even excluding the reserve addition in the first quarter last year, the 47 percent increase in our operating income(1) compared to that quarter and the 16 percent increase from our record fourth quarter show that The Hartford continues to fire on all cylinders."

"As a diversified financial services company, the roughly even contribution to our bottom line from both our property-casualty and life operations strengthens and differentiates us. This quarter, property-casualty operating income was $297 million and life operating income was $256 million. We're proud to point out that these are record numbers for both operations."

"Beyond the bottom line, our property-casualty operations this quarter showed encouraging combined ratios and healthy advances in business insurance and personal lines new business."

"On the life side, most observers of The Hartford will be impressed, as I am, with record total annuity sales of $4.7 billion and a 33 percent increase in variable annuity sales over the first quarter of 2003. This, combined with continued forward momentum for our group benefits, mutual funds, and 401(k) businesses translates to a satisfying quarter on nearly every front. And across the sea, too, our business in Japan continues to impress those who have tuned in to its growth."

"It's an exciting time at The Hartford. In March, our official corporate partnership with the NCAA brought our rapidly growing mutual funds front and center on network television in a program that will continue throughout the year. At the same time, our distinctive campaign boosted the presence of The Hartford's long admired brand."

"It's early in the year, to be sure, and in an uncertain time no one can foresee all that lies ahead, but looking at the numbers we have posted from the first three months of the year, we're encouraged for the months to come," Ayer added.

Brief summary of first quarter results

The Hartford's operating income rose to $501 million in the first quarter of 2004 from a loss in the first quarter of 2003. This result was driven by record operating income in both life and property-casualty operations.


-------------

(1) Operating income is not calculated based on generally accepted accounting principles ("non-GAAP"). Information regarding non-GAAP financial measures used in this release is provided in the Discussion of Non-GAAP Measures section below.


                                    - more -

The Hartford -- First Quarter 2004 Earnings/3


Highlights of first quarter results

o The Hartford achieved record retail products group assets under management of $129.9 billion at March 31, 2004 with positive net flows (sales less surrenders and other withdrawals) of $3.6 billion, including:

     - Record total annuity sales of $4.7 billion, including sales of variable annuity products of $4.6 billion, up 33 percent over the first quarter of 2003;

     - Record retail mutual fund sales of $1.9 billion, up 129 percent over the first quarter of 2003 and 19 percent over the fourth quarter of 2003;

     - 401(k) sales of $279 million, up 53 percent from the first quarter of 2003; and

     - Total retail net flows of $3.6 billion, of which $2.2 billion were from strong variable annuity net flows. The balance of net flows was primarily from retail mutual funds and 401(k) plans.

o In individual life, sales were up 31 percent, the segment's best ever first quarter sales results. Operating income increased 6 percent over the first quarter of 2003.

o    Life operating income was $256 million - a record.

o The Hartford also reported record property-casualty operating income of $297 million, up 42 percent over the first quarter of 2003 before the asbestos reserve addition. Highlights include:

     - A combined ratio of 89.8 percent in ongoing operations, which included $9 million (before-tax) in positive total reserve development and premium adjustments. The reserve development includes positive changes relating to September 11, 2001 losses and certain other prior-year losses;

     -    Solid personal lines performance, which produced a combined ratio of
          87.4 percent;

     - Ongoing property-casualty (business insurance, specialty commercial and personal lines) earned premiums, which increased by 8 percent to $2.2 billion (13 percent before the re-estimate of premiums related to retrospectively-rated policies) and net written premiums, which increased by 11 percent to $2.4 billion, from the first quarter of 2003;


                                    - more -

The Hartford -- First Quarter 2004 Earnings/4


     - Business insurance written premiums, which exceeded $1.1 billion, up 15 percent from the first quarter of 2003, with new business totaling $290 million, up 11 percent over first quarter of 2003; and

     - Total personal lines new business of $136 million, 43 percent over last year's first quarter.

o In Japan, annuity sales were a record $1.4 billion, with assets under management of $8.1 billion at March 31, 2004, 31 percent higher than at the end of 2003.

o    Other highlights here at home include:

     - Property-casualty net investment income (pre-tax) increased 11 percent over the same period of 2003 primarily due to strong cash flow and the May 2003 capital raising;

     - In personal lines, The Hartford's new automobile class plan, which significantly refines the categories in which motorists can be insured, is now operational in 34 states and the new homeowner class plan was rolled out to 10 states through April 1, 2004;

     - In group benefits, including the impact of the CNA group benefits businesses, fully insured sales, excluding buyouts, rose 54 percent and operating income rose 38 percent over the first quarter of 2003; total premium and premium equivalents were almost $1 billion for the quarter; and

     - Institutional solutions group assets under management grew to $47.3 billion at March 31, 2004 with positive net flows of $237 million.



                                    - more -

The Hartford -- First Quarter 2004 Earnings/5


                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.
                         OPERATING RESULTS BY SEGMENT*


                                                                        First Quarter Ended
                                                                             March 31,
                                                                   -----------------------------
                                                                    2004        2003      Change
                                                                   -----------------------------
Life[1]
  Individual Annuity                                               $  112     $     71      58%
  Other Retail                                                         15            6     150%
  ---------------------------------------------------------------------------------------------
  Total Retail Products Group                                         127           77      65%
  Institutional Solutions Group                                        29           31      (6%)
  Individual Life                                                      34           32       6%
  Group Benefits                                                       47           34      38%
  Other                                                                19            2      NM
  ---------------------------------------------------------------------------------------------
  Total Life operating income[2]                                      256          176      45%
  ---------------------------------------------------------------------------------------------

Property & Casualty
  Ongoing Operations Underwriting Results
    Business Insurance                                                225           7       NM
    Personal Lines                                                    106          56       89%
    Specialty Commercial                                             (110)          5       NM
  ---------------------------------------------------------------------------------------------
  Total Ongoing Operations underwriting results                       221          68       NM
  Other Operations underwriting results                               (65)        (47)     (38%)
  ---------------------------------------------------------------------------------------------
  Total Property & Casualty underwriting results                      156          21       NM
Net investment income                                                 311         281       11%
Periodic net coupon settlements on non-qualifying
  derivatives, before-tax                                               4           4        -
Net servicing and other income (loss)                                   9           3       NM
Other expenses                                                        (68)        (41)     (66%)
Income tax expense                                                   (115)        (59)     (95%)
-----------------------------------------------------------------------------------------------
Property & Casualty, before 2003
  asbestos reserve addition                                           297         209       42%
2003 asbestos reserve addition                                          -      (1,701)     100%
-----------------------------------------------------------------------------------------------
Total Property & Casualty operating income (loss)[2]                  297      (1,492)      NM
-----------------------------------------------------------------------------------------------
Interest and Other Corporate                                          (52)        (45)     (16%)
-----------------------------------------------------------------------------------------------
Operating income, before 2003 asbestos reserve addition[2][3]         501         340       47%
-----------------------------------------------------------------------------------------------
2003 asbestos reserve addition                                          -      (1,701)    (100%)
-----------------------------------------------------------------------------------------------
Operating income (loss)[2][3]                                         501      (1,361)      NM
  Add: Net realized capital gains (losses), after-tax[2]               95         (29)      NM
  Less: Periodic net coupon settlements on non-qualifying
    derivatives, after-tax[2]                                           5           5        -
  Add: Cumulative effect of accounting changes, after-tax             (23)          -        -
-----------------------------------------------------------------------------------------------
Net income (loss)                                                  $  568     $(1,395)      NM
-----------------------------------------------------------------------------------------------

PER SHARE DATA
  Diluted earnings (loss) per share
    Operating income, before 2003 asbestos reserve addition[3]     $ 1.70     $  1.33       28%
    Net income (loss)                                              $ 1.93     $ (5.46)      NM
-----------------------------------------------------------------------------------------------

[1] Life allocates the net realized gains and losses from periodic net coupon settlements on non-qualifying derivatives to its segments.

[2] Operating income includes the effect of periodic net coupon settlements on non-qualifying derivatives, after-tax. Such effects are included in net realized capital gains and losses.

[3] Operating income and operating income before the 2003 asbestos reserve addition are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Information regarding non-GAAP financial measures used in this release is provided in the Discussion on Non-GAAP Measures section of this release.

The Hartford defines the following as "NM" or not meaningful: increases or decreases greater than 200%, or changes from a net gain to a net loss position, or vice versa.

* The table presents underwriting results for ongoing operations, which includes the business insurance, personal lines and specialty commercial segments; and the other operations segment. Operating income is presented for life's segments, property-casualty and corporate.


                                    - more -

The Hartford -- First Quarter 2004 Earnings/6


Retail Products Group


This segment includes individual annuities, retail mutual funds, 401(k) and 529 college savings plans and specialty products. Favorable equity markets, coupled with strong sales and positive net flows resulting from excellent distribution and diverse product offerings, contributed to significantly higher operating income in the first quarter. Individual annuity operating income increased 58 percent over the first quarter of 2003, to $112 million. Total annuity sales increased year-over-year in both the broker-dealer and bank distribution channels. First quarter sales of retail mutual funds more than doubled from the same period last year to a record $1.9 billion. 401(k) sales in the quarter were 53 percent higher than the first quarter of 2003, while sales of 529 college savings plans/specialty reached the $100 million mark for the quarter, nearly triple the first quarter of last year. Total retail products group assets under management reached $129.9 billion, a 5 percent increase from $123.6 billion at December 31, 2003, and an increase of $37.7 billion, or 41 percent, from March 31, 2003.

Institutional Solutions Group

This segment includes institutional and governmental investment products and private placement life insurance products (formerly called COLI). Operating income of $29 million was down 6 percent from the first quarter of 2003, as growth in institutional and governmental was offset by declines in private placement life insurance.

Individual Life

Individual life reported solid operating income and top-line growth in the first quarter. Operating income was up 6 percent to $34 million in the quarter from the prior-year period. Sales increased 31 percent over the first quarter of 2003, the segment's best-ever first quarter sales results. The increase in sales was driven in large measure by new products and increased traction from renewed marketing efforts for universal and whole life products which, combined, accounted for $24 million in sales, up 118 percent from the year-ago quarter.

Group Benefits

Operating income growth was strong in the first quarter, up 38 percent from the prior year to $47 million. Strong underwriting and disciplined claims management were key drivers in this performance along with earnings from the CNA group benefits acquisition completed on December 31, 2003. The integration of the CNA business is ahead of plan. Fully insured sales, excluding buyouts, were up 54 percent from the prior-year period to $341 million, primarily as a result of bolstered marketing and distribution efforts.

Japan

With wider public awareness and expanding distribution, assets under management at Hartford Life Insurance K.K., The Hartford's Japan-based subsidiary, reached $8.1 billion at March 31,


                                    - more -

The Hartford -- First Quarter 2004 Earnings/7


2004, with sales of $1.4 billion in the quarter, a 105 percent increase over the year-ago quarter. The business in Japan achieved a profit for the fourth straight quarter (U.S. GAAP basis) in its fourth year of operations.

Business Insurance

Favorable market conditions, mid-single-digit price increases and new business production drove written premiums growth of 15 percent over the first quarter of 2003. Earned premium growth for the first quarter of 2004 was 16 percent over the first quarter of 2003. Margins for the business are favorable. Total new business growth, which was particularly notable in small commercial, added $290 million to net written premiums for the quarter ended March 31, 2004. This is up 11 percent over the comparable period in 2003. The combined ratio of 90.3 percent before property catastrophes and prior-year development was 4.3 points better than last year's results. Prior-period development included reserve releases for September 11 of $175 million and reserve strengthening primarily related to construction defect claims of $23 million.

Personal Lines

Key initiatives such as the new auto class plan, Dimensions, are on schedule and provide the platform for future profitable growth in the agency portfolio. In 2004, Dimensions has been expanded into our homeowners line. Agency channel written premiums grew 13 percent in the quarter compared to 2003. In the first quarter of 2004, The Hartford's program with AARP produced a 10 percent written premium increase compared to 2003. Before catastrophe losses and prior-year development, personal lines produced an overall combined ratio of 86.1 percent, a 5.2 point improvement over 2003.

Specialty Commercial


Written premiums in specialty commercial grew 5 percent year over year. Written premium growth was strong in professional liability, increasing 20 percent year over year. Specialty commercial results were impacted by a 14 percent reduction, year over year, in property, as market pricing softened and the segment maintained its underwriting discipline. This quarter, there were several factors affecting the reported combined ratio. First, earned premiums were reduced $90 million, reflecting a decrease in estimated earned premiums on retrospectively-rated policies. Second, catastrophe losses were lowered by a reduction in September 11 reserves of $116 million. And last, an increase in prior-period reserves primarily related to construction defect claims amounted to $167 million. Before catastrophes, prior-period loss development and the earned premium reduction, the combined ratio was 91.7 percent.

Investments

Net investment income yield on average invested assets decreased from 6.0 percent to 5.7 percent (before-tax) and from 4.2 percent to 3.9 percent (after-tax) in the current quarter, compared to the


                                    - more -

The Hartford -- First Quarter 2004 Earnings/8


prior-year quarter, as a result of investing new cash flows in the lower interest rate environment. Impairments of $14 million (before-tax) for the quarter ended March 31, 2004, were down from $89 million (before-tax) for the quarter ended March 31, 2003. This reflects improved credit markets.

2004 Guidance

Based on current information and, in particular, financial market performance through April, The Hartford now expects 2004 earnings per diluted share to be between $6.30 and $6.60. This estimate reflects current market levels but also assumes that U.S. equity markets end 2004 at levels 9 percent higher than beginning 2004 levels. The previous estimated 2004 range was $5.80 to $6.10 per fully diluted share.

The company's prior and revised 2004 guidance estimates exclude capital gains or losses (though the company has had, and is likely to continue to record, capital gains or losses during the balance of 2004) and the cumulative effect of accounting changes associated with the company's adoption of Statement of Position 03-1 "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts."

Guidance with respect to 2004 is very likely to be adjusted in the future based on changes in market conditions affecting life and property-casualty operations. A large number of factors could cause these estimates to change, including significant changes in estimated future earnings on investment products caused by changes in the equity markets, changes in loss-cost trends in the ongoing property-casualty businesses, catastrophe losses at levels different from expectations, adverse developments emerging as a result of changes in estimates arising from the company's regular review of its prior-period loss reserves for all lines of insurance, or other unusual or unpredictable items.

Conference Call

The company will discuss the results of the first quarter and the 2004 guidance in the quarterly conference call on May 5, 2004, at 9:00 a.m. EST. The call, along with a slide presentation, can be simultaneously accessed through the company's Web site at www.thehartford.com/ir/index.html.

Discussion of Non-GAAP Measures

The Hartford uses the following non-GAAP financial measures to analyze the company's operating performance for the periods presented in this press release. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors


                                    - more -

The Hartford -- First Quarter 2004 Earnings/9


should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies.

The Hartford uses operating income as an important measure of the company's operating performance. Operating income is net income, before the after-tax effect of net realized capital gains and losses other than periodic net coupon settlements on non-qualifying derivatives, and the cumulative effect of accounting changes. The company believes operating income provides to investors a valuable measure of the performance of the company's ongoing businesses because it excludes the effect of those realized capital gains and losses that tend to be highly variable from period to period. Net income is the most directly comparable GAAP measure. A reconciliation of net income (loss) to operating income (loss) for the quarter ended March 31, 2004 and 2003 is set forth above.

In this release, The Hartford has included the financial measure operating income, before the 2003 asbestos reserve addition. The Hartford has provided this financial measure to enhance investor understanding of the company's ongoing businesses by eliminating the effect of the asbestos reserve addition, which relates solely to legacy businesses. Net income is the most directly comparable GAAP measure. A reconciliation of net income (loss) to operating income, before the 2003 asbestos reserve addition for the quarter ended March 31, 2004 and 2003 is set forth above.

Written premiums is a financial measure used by The Hartford as an important indicator of the operating performance of the company's property-casualty operations. Because written premiums represents the amount of premium charged for policies issued during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford's sale of property-casualty insurance products. Earned premiums, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premiums and earned premiums is attributable to the change in unearned premium reserves.

More detailed financial information can be found in The Hartford's Investor Financial Supplement for the first quarter of 2004, which is available on the company's Web site, www.thehartford.com.

The Hartford is one of the nation's largest financial services and insurance companies, with 2003 revenues of $18.7 billion. As of March 31, 2004, The Hartford had total assets of $237.3 billion and stockholders' equity of $13.5 billion. The company is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property-casualty insurance.

            The Hartford's Internet address is www.thehartford.com.


                                    - more -

The Hartford -- First Quarter 2004 Earnings/10


                                       ###

Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about our future results of operations. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.

These important risks and uncertainties include the difficulty in predicting the Company's potential exposure for asbestos and environmental claims and related litigation; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; changes in the stock markets, interest rates or other financial markets, including the potential effect on the Company's statutory capital levels; the inability to effectively mitigate the impact of equity market volatility on the Company's financial position and results of operations arising from obligations under annuity product guarantees; the uncertain effect on the Company of the Jobs and Growth Tax Relief Reconciliation Act of 2003, in particular the reduction in tax rates on long-term capital gains and most dividend distributions; the possibility of more unfavorable loss experience than anticipated; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments affecting the Company's domestic or international operations, including the possibility that the Terrorism Risk Insurance Act of 2002 is not extended beyond 2005; the potential effect of domestic and foreign regulatory developments, including those which could increase the Company's business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the Company's ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the effect of assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements; a downgrade in the Company's claims-paying, financial strength or credit ratings; the ability of the Company's subsidiaries to pay dividends to the Company; and others discussed in our Quarterly Reports on Form 10-Q, our 2003 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

                   THE HARTFORD FINANCIAL SERVICES GROUP, INC.
                         CONSOLIDATED FINANCIAL RESULTS

                      (In millions, except per share data)

                                                                                                 Year Over
                                                                                                 Year           Sequential
                                         1Q         2Q        3Q         4Q         1Q           Quarter        Quarter
                                        2003       2003      2003       2003       2004          Change         Change
                                     --------   --------   --------   --------   --------        ---------      ----------
HIGHLIGHTS


  Net income (loss) [1] ............ $ (1,395)  $    507   $    343   $    454   $    568        NM             25%

  Operating income (loss) [1] ...... $ (1,361)  $    340   $    335   $    433   $    501        NM             16%

  Operating income, before
    impact of 2003 asbestos
    reserve addition [1] ........... $    340   $    340   $    335   $    433   $    501        47%            16%

  Total revenues ................... $  4,331   $  4,682   $  4,947   $  4,773   $  5,732        32%            20%

  Total assets ..................... $188,657   $207,801   $211,365   $225,853   $237,264        26%             5%

  Total assets under
   management [2] .................. $205,223   $227,437   $232,115   $250,368   $263,813        29%             5%


-------------------------------------------------------------------------------------------------------------------

PER SHARE AND SHARES DATA

  Basic earnings (loss)
   per share [1]

    Net income (loss) .............. $  (5.46)  $   1.89   $   1.21   $   1.60   $   1.96        NM             23%

    Operating income (loss) ........ $  (5.33)  $   1.26   $   1.19   $   1.53   $   1.73        NM             13%

    Operating income, before
     impact of 2003 asbestos
     reserve addition .............. $   1.33   $   1.26   $   1.19   $   1.53   $   1.73        30%            13%

  Diluted earnings (loss) per
   share [1][3]

    Net income (loss) .............. $  (5.46)  $   1.88   $   1.20   $   1.59   $   1.93        NM             21%

    Operating income (loss) ........ $  (5.33)  $   1.26   $   1.18   $   1.52   $   1.70        NM             12%

    Operating income, before
     impact of 2003 asbestos
     reserve addition [4] .......... $   1.33   $   1.26   $   1.18   $   1.52   $   1.70        28%            12%

  Weighted average common
   shares outstanding (basic) ......    255.4      268.8      282.5      283.0      289.9      34.5 sh         6.9 sh

  Weighted average common
   shares outstanding and
   dilutive potential common
   shares (diluted) [3] ............    255.4      270.2      284.8      285.6      294.9      39.5 sh         9.3 sh

  Common shares outstanding ........    255.4      282.2      282.7      283.4      291.7      36.3 sh         8.3 sh

  Book value per share (including
   AOCI) ........................... $  36.97   $  40.75   $  40.13   $  41.07   $  46.41        26%            13%

  Book value per share (excluding
   AOCI) ........................... $  32.05    $ 34.34   $  35.33   $  36.67   $  38.97        22%             6%

-------------------------------------------------------------------------------------------------------------------

----------

[1] The quarter ended June 30, 2003, includes $30 of tax benefit in Life primarily related to the favorable treatment of certain tax items arising during the 1996-2002 tax years. The quarter ended June 30, 2003, includes $27, after-tax, of severance charges in Property & Casualty. The quarter ended September 30, 2003, includes $40 of after-tax expense related to the settlement of the Bancorp Services, LLC litigation dispute.

[2]  Includes mutual fund assets and third-party assets managed by HIMCO.

[3] As a result of the antidilutive impact from the net loss in the quarter ended March 31, 2003, The Hartford is required by generally accepted accounting principles to use basic weighted average shares in the calculation of earnings per share for the quarter ended March 31, 2003. In the absence of the net loss, 256.1 weighted average common shares outstanding and dilutive potential common shares would have been used in the calculation for the quarter ended March 31, 2003.

[4] Calculated using weighted average common shares outstanding and dilutive potential common shares of 256.1 for the quarter ended March 31, 2003.